As filed with the Securities and Exchange Commission on May 24, 2002
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
Registration Statement Under The Securities Act of 1933

ARCHSTONE-SMITH TRUST
(Exact Name of Registrant as Specified in Its Charter)
Maryland	84-1592064
(State of Incorporation)	(I.R.S. Employer Identification Number)
9200 E. PANORAMA CIRCLE, SUITE 400
ENGLEWOOD, COLORADO 80112
(303) 708-5959
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Office)

Caroline Brower, Esq.
Senior Vice President and General Counsel
Archstone-Smith Trust
9200 E. Panorama, Suite 400
Englewood, Colorado 80112
(303) 708-5959
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:
Michael T. Blair
Mayer, Brown, Rowe & Maw
190 South LaSalle Street
Chicago, Illinois 60603
(312) 782-0600

Approximate date of commencement of proposed sale to the public: From time to time after the Registration Statement becomes effective.
If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

Common Shares of Beneficial Interest, par value, $0.01 per share	(2)(3)	100%	(2)	__

Preferred Shares of Beneficial Interest, par value, $0.01 per share	(2)	100%	(2)	__

Rights to Purchase Common Shares of Beneficial Interest	(4)	N/A	N/A	N/A

Preferred Share Purchase Rights	(5)	N/A	N/A	N/A

Total	$500,000,000.00	100%	$500,000,000.00	$46,000.00

(1)	Estimated solely for purposes of determining the registration fee.
(2)	In no event will the aggregate initial price of Common Shares of Beneficial Interest and Preferred Shares of Beneficial Interest registered under this registration statement exceed $500,000,000.00.
(3)
There are hereby registered such indeterminate number of Common Shares of Beneficial Interest as may be issued upon conversion of Preferred Shares of Beneficial Interest registered hereunder for which no separate consideration will be received.

(4)
There are hereby registered such indeterminate number of Rights to Purchase Common Shares of Beneficial Interest as may be issued as a dividend for which no separate consideration will be received to holders of Common Shares of Beneficial Interest and related securities entitling such holders to subscribe for and purchase Common Shares of Beneficial Interest registered hereunder.

(5)
There are hereby registered such indeterminate number of Preferred Share Purchase Rights as may be issued together with Common Shares of Beneficial Interest registered hereunder and with Common Shares of Beneficial Interest issued upon conversion of Preferred Shares of Beneficial Interest registered hereunder, for which no separate consideration will be received.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

SUBJECT TO COMPLETION DATED, MAY 24, 2002

Archstone-Smith Trust

$500,000,000

Common Shares

Preferred Shares

Rights

Archstone-Smith Trust will provide specific terms of these securities in supplements to this prospectus. You should carefully read this prospectus and any supplement before you invest.

Our common shares are listed on the New York Stock Exchange under the symbol “ASN”. Our principal executive offices are located at 9200 E. Panorama, Suite 400, Englewood, Colorado 80112, and our telephone number is (303) 708-5959.

Please see page 2 for risk factors relating to an investment in Archstone-Smith Trust which you should consider.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE  SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES  COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY  OF THIS PROSPECTUS. ANY REPRESENTATION TO THE  CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is May     , 2002

FORWARD-LOOKING STATEMENTS

Certain statements included in, or incorporated into, this prospectus supplement and the accompanying prospectus are “forward-looking statements” as that term is defined under the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations, estimates and projections about the industry and markets in which we operate based on management’s beliefs and assumptions. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and variations of these words and similar expressions are intended to identify these forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Actual operating results may be affected by changes in national and local economic conditions, competitive market conditions, changes in financial markets that could adversely affect our cost of capital and our ability to meet our financing needs and obligations, weather, obtaining governmental approvals and meeting development schedules. Therefore, actual outcomes and results may differ materially from what is expressed, forecasted or implied in these forward-looking statements. Information concerning expected investment balances, expected funding sources, planned investments, and revenue and expense growth assumptions are examples of forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

i

ARCHSTONE-SMITH TRUST

Archstone-Smith Trust, which we refer to as “Archstone-Smith,” is a real estate operating company focused on the operation, development, acquisition, redevelopment and long-term ownership of apartment communities in protected markets which have high barriers to entry. Our principal focus is to maximize shareholder value by:

•	Owning apartments in protected markets with limited land for new apartment construction, strong employment growth and expensive single-family homes;

•	Generating long-term sustainable growth in cash flow from operations;

•	Creating significant incremental value through the acquisition and development of new apartment properties;

•
Managing our invested capital through the disposition of assets that no longer meet our investment objectives in an effort to maximize long-term value creation, and redeploying that capital into investments in our protected core markets; and

•	Leveraging technology and innovation to improve our customer service delivery, strengthen our brand position and solidify our reputation for operational leadership.

On October 31, 2001, Archstone-Smith was formed through the combination of Archstone Communities Trust, which we refer to as “Archstone” and Charles E. Smith Residential Realty, Inc., which we refer to as “Smith Residential”. In that transaction, Archstone reorganized into an umbrella partnership real estate investment trust or “UPREIT” structure which resulted in Archstone becoming a wholly owned subsidiary of Archstone-Smith. This reorganization was followed by the merger of Smith Residential with and into Archstone-Smith and the merger of Charles E. Smith Residential Realty L.P., which we refer to as the “Smith Partnership”, with and into Archstone. This series of merger transactions is collectively referred to as the “Smith Merger”. Archstone thereafter changed its name to Archstone-Smith Operating Trust, which we refer to as the “Operating Trust”. As a result of the foregoing transactions, Archstone-Smith owns substantially all of its assets and conducts substantially all of its business through the Operating Trust.

Archstone-Smith is organized as a real estate investment trust under the laws of the State of Maryland. Our principal executive offices are located at 9200 East Panorama Circle, Englewood, Colorado 80112, and our telephone number is (303) 708-5959.

RISK FACTORS

The following factors could affect our future financial performance:

We historically have not owned or operated high-rise apartment buildings and the market price of our common shares may decline if we fail to successfully operate the high-rise apartment buildings acquired in the Smith Merger.

In the Smith Merger, the Operating Trust, acquired Smith Partnership’s interest in approximately 50 high-rise apartment buildings. The high-rise apartment building properties represent 32.5% of our combined portfolio based on net operating income for the first quarter of 2002. We historically have not owned or operated high-rise apartment buildings. If we fail to successfully operate these apartment buildings, the market price of our common shares could decline. In addition, if we determine to liquidate these high-rise apartment buildings over time, we may not be successful in doing so or may not do so at attractive prices, which could adversely affect the market price of our common shares.

We will be restricted in our ability to sell the properties located in the Crystal City area of Arlington, Virginia without the consent of Messrs. Smith and Kogod, which could result in our inability to sell these properties at an opportune time and at increased costs to us.

Under the shareholders’ agreement between Archstone-Smith, the Operating Trust, Robert H. Smith and Robert P. Kogod, we are restricted from transferring specified high-rise properties located in the Crystal City area of Arlington, Virginia until October 31, 2016, without the consent of Messrs. Smith and Kogod, which could result in our inability to sell these properties at an opportune time and at increased costs to us. We are permitted to transfer these properties in connection with a sale of all of the properties in a single transaction or pursuant to a bona fide mortgage of any or all of such properties in order to secure a loan or other financing. Also, a sale of any of the properties acquired in the Smith Merger prior to January 1, 2022, could result in increased costs to us in light of the tax related undertakings made to the former Smith Partnership unitholders.

The operations of Archstone and Smith Residential may not be integrated successfully and the intended benefits of the Smith Merger may not be realized, which could have a negative impact on the market price of Archstone-Smith common shares after the Smith Merger.

The completion of the Smith Merger poses risks for the ongoing operations of Archstone-Smith, including that:

•	We may not achieve the expected cost savings and operating efficiencies from the Smith Merger, including the potential inability to realize economies of scale;

•	The Charles E. Smith Division, which operates a portfolio of high-rise properties, and garden community portfolios we acquired may not perform as well as currently anticipated;

•	The concentration of our properties in a few identified markets increases our exposure to the economic conditions of those markets;

•	We may experience difficulties and incur expenses related to the retention of Smith Residential employees; and

•	We may not effectively merge and integrate Smith Residential’s operations.

If we fail to successfully integrate Smith Residential and/or fail to realize the intended benefits of the Smith Merger, the market price of our common shares could decline.

We depend on our key personnel.

Our success depends on our ability to attract and retain the services of executive officers, senior officers and company managers. There is substantial competition for qualified personnel in the real estate industry and the loss of several of our key personnel could have an adverse effect on us.

Debt financing could adversely affect our performance.

We are subject to risks associated with debt financing and preferred equity. These risks include the risks that we will not have sufficient cash flow from operations to meet required payments of principal and interest or to pay distributions on our securities at expected rates, that we will be unable to refinance current or future indebtedness, that the terms of any refinancing will not be as favorable as the terms of existing indebtedness, and that we will be unable to make necessary investments in new business initiatives due to lack of available funds. Increases in interest rates could increase interest expense, which would adversely affect net earnings and cash available for payment of obligations. If we are unable to make required payments on indebtedness that is secured by a mortgage on our property, the asset may be transferred to the lender with a consequent loss of income and value to us.

Additionally, our debt agreements contain customary covenants which, among other things, restrict our ability to incur additional indebtedness and, in certain instances, restrict our ability to engage in material asset sales, mergers, consolidations and acquisitions. These debt agreements also require us to maintain various financial ratios. Failure to comply with these covenants could result in a requirement to repay the indebtedness prior to its maturity, which could have an adverse effect on our operations and ability to make distributions to shareholders.

Some of our debt instruments bear interest at variable rates. Increases in interest rates would increase our interest expense under these instruments and would increase the cost of refinancing these instruments and issuing new debt. As a result, higher interest rates would adversely affect cash flow and our ability to service our indebtedness.

We had $4.0 billion in total debt outstanding as of March 31, 2002, of which $2.2 billion was secured by real estate assets and $701.7 million was subject to variable interest rates, including $234.4 million outstanding on our short-term credit facilities.

We may not have access to equity capital.

A prolonged period in which real estate operating companies cannot effectively access the public equity markets may result in heavier reliance on alternative financing sources to undertake new investment activities.

We are subject to risks inherent in ownership of real estate.

Real estate cash flows and values are affected by a number of factors, including changes in the general economic climate, local, regional or national conditions—such as an oversupply of rental communities or a reduction in rental demand in a specific area—the quality and philosophy of management, competition from other available properties and the ability to provide adequate property maintenance and insurance and to control operating costs. Real estate cash flows and values are also affected by such factors as government regulations, including zoning, usage and tax laws, interest rate levels, the availability of financing, property tax rates, utility expenses, potential liability under environmental and other laws and changes in environmental and other laws. Although we seek to minimize these risks through our market research and property management capabilities, they cannot be totally eliminated.

We are subject to risks inherent in real estate development.

We have developed or commenced development on a substantial number of apartment communities and expect to develop additional apartment communities in the future. Real estate development involves risks in addition to those involved in the ownership and operation of established communities, including the risks that financing, if needed, may not be available on favorable terms, construction may not be completed on schedule, contractors may default, estimates of the costs of developing apartment communities may prove to be inaccurate and communities may not be leased or rented on profitable terms or in the time frame anticipated. Timely construction may be affected by local weather conditions, local or national strikes and local or national shortages in materials, building supplies or energy and fuel for equipment. These risks may cause the development project to fail to perform as expected.

Real estate investments are relatively illiquid and we may not be able to sell properties when appropriate.

Equity real estate investments are relatively illiquid, which may tend to limit our ability to react promptly to changes in economic or other market conditions. Our ability to dispose of assets in the future will depend on prevailing economic and market conditions.

We are subject to the Americans with Disabilities Act.

Our communities must comply with Title III of the Americans with Disabilities Act to the extent that such communities are or contain public accommodations and/or commercial facilities as defined by the Act. The Act does not consider apartment communities to be public accommodations or commercial facilities, except for portions of such facilities which are open to the public, such as the leasing office. Noncompliance could result in imposition of fines or an award of damages to private litigants. We believe our communities comply with all present requirements under the Act and applicable state laws.

Compliance with environmental regulations may be costly.

We must comply with certain environmental and health and safety laws and regulations related to the ownership, operation, development and acquisition of apartments. Under those laws and regulations, we may be liable for, among other things, the costs of removal or remediation of certain hazardous substances, including asbestos-related liability. Those laws and regulations often impose liability without regard to fault. As part of our due diligence procedures, we have conducted Phase I environmental assessments on each of our communities prior to acquisition; however, we cannot give any assurance that those assessments have revealed all potential liabilities. We are not aware of any environmental condition on any of our real estate investments which is likely to have a material adverse effect on our financial position or results of operations; however, we cannot give any assurance that any such condition does not exist or may not arise in the future.

Changes in laws may result in increased cost.

We may not be able to pass on increased costs resulting from increases in real estate taxes, income taxes or other governmental requirements directly to our residents. Substantial increases in rents, as a result of those increased costs, may affect the ability of a resident to pay rent, causing increased vacancy. Changes in laws increasing potential liability for environmental conditions or increasing the restrictions on discharges or other environmental conditions may result in significant unanticipated expenditures.

Archstone-Smith’s failure to qualify as a REIT would have adverse consequences.

We believe that Archstone-Smith has qualified for taxation as a real estate investment trust under the Internal Revenue Code of 1986, as amended, and we plan to continue to meet the requirements for taxation as a REIT. We cannot, however, guarantee that we will continue to qualify in the future as a REIT. We cannot give any assurance that new legislation, regulations, administrative interpretations or court decisions will not significantly change the requirements relating to Archstone-Smith’s qualification. If we fail to qualify as a REIT, we would be subject to federal income tax at regular corporate rates. Also, unless the Internal Revenue Service granted us relief, we would remain disqualified as a REIT for four years following the year in which it failed to qualify. In the event that we failed to qualify as a REIT, we would be required to pay significant income taxes and would have less money available for operations and distributions to shareholders. This would likely have a significant adverse effect on the value of our securities and our ability to raise additional capital. In order to maintain its qualification as a REIT under the Internal Revenue Code, our declaration of trust limits the ownership of its shares by any person or group of related persons to 9.8%, unless special approval is granted by our board of trustees.

The Operating Trust intends to qualify as a partnership, but we cannot guarantee that the Operating Trust will qualify.

We intend for the Operating Trust to qualify as a partnership for federal income tax purposes. However, the Operating Trust will be treated as an association taxable as a corporation for federal income tax purposes if it is deemed to be a publicly traded partnership, unless at least 90% of its income is qualifying income as defined in the Internal Revenue Code. Qualifying income for the 90% test generally includes passive income, such as real property rents, dividends and interest. The income requirements applicable to REITs and the definition of qualifying income for purposes of this 90% test are similar in most respects. We believe that the Operating Trust will meet this qualifying income test, but cannot guarantee that it will. If the Operating Trust were to be taxed as a corporation, it will incur substantial tax liabilities. Archstone-Smith would fail to qualify as a REIT for tax purposes and Archstone-Smith’s and the Operating Trust’s ability to raise additional capital would be impaired.

We are subject to losses that may not be covered by insurance.

There are types of losses, such as from war or terrorism, which may be uninsurable or not economically insurable. Additionally, many of our communities in California are located in the general vicinity of active earthquake fault lines. Although we maintain insurance to cover most reasonably likely risks, including earthquakes, if an uninsured loss or a loss in excess of insured limits occurs, we could lose both our invested capital in, and anticipated profits from, one or more communities. We would also be required to continue to repay mortgage indebtedness or other obligations related to such communities. Any such loss could materially adversely affect our business, financial condition and results of operations.

We have a concentration of investments in certain markets.

At March 31, 2002, approximately 33.5% of our apartment communities are located in the Greater Washington, D.C. Metropolitan Area, 12.2% of our apartment communities are located in Southern California and 9.9% of our apartment communities are located in the San Francisco Bay Area of California, based on net operating income. Southern California is the geographic area comprised of the Los Angeles, Inland Empire, Orange County, San Diego and Ventura County markets. We are, therefore, subject to increased exposure—positive or negative—to economic and other competitive factors specific to protected markets within these geographic areas.

Our business is subject to extensive competition.

There are numerous commercial developers, real estate companies and other owners of real estate that we compete with in seeking land for development, apartment communities for acquisition and disposition and residents for apartment communities. All of our apartment communities are located in developed areas that include other apartment communities. The number of competitive apartment communities in a particular area could have a material adverse effect on our ability to lease units and on the rents charged. In addition, single-family homes and other residential properties provide housing alternatives to residents and potential residents of our apartment communities.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES  AND PREFERRED SHARE DISTRIBUTIONS

For purposes of computing these ratios, “earnings” consist of earnings from operations plus fixed charges other than capitalized interest and “fixed charges” consist of interest on borrowed funds, including capitalized interest and amortization of debt discount expense.

	Three Months Ended March 31, (1)		Years Ended December 31, (1)
	2002	2001	2001	2000	1999	1998	1997(2)
Ratio of earnings to combined fixed charges and preferred share distributions	1.8	1.6	1.7	1.7	1.6	1.6	0.9

(1)	The ratio of earnings to combined fixed charges and preferred share distributions of Archstone is shown for the three months ending March 31, 2001 and the years ending December 31, 1997 through 2000.
(2)
Earnings from operations for 1997 includes a one-time, non-cash charge of $71.7 million associated with costs incurred in acquiring Archstone’s REIT and property management companies from Security Capital Group Incorporated. Accordingly, earnings from operations were insufficient to cover combined fixed charges and preferred share dividends by $12.3 million for the year ended December 31, 1997. Excluding the charge, the ratio of earnings to combined fixed charges and preferred share distributions for the year ended December 31, 1997 would be 1.6.

USE OF PROCEEDS

The net proceeds to Archstone-Smith from the offered securities will be contributed to the Operating Trust in exchange for Class A-2 common units, in the case of an offering of common shares, or a corresponding series of preferred units, in the case of an offering of preferred shares, in the Operating Trust. Unless otherwise described in the applicable prospectus supplement, the Operating Trust will use the net proceeds from the sale of the offered securities for the acquisition and development of additional apartment properties as suitable opportunities arise, for the repayment of any outstanding indebtedness at such time, for capital improvements to properties and for general corporate purposes.

DESCRIPTION OF ARCHSTONE-SMITH SHARES OF BENEFICIAL INTEREST

The following summary of the material terms of Archstone-Smith’s shares of beneficial interest does not include all of the terms of the shares and should be read together with the declaration of trust and bylaws of Archstone-Smith, which are incorporated by reference in this joint proxy statement/prospectus, and applicable Maryland law. See “Where You Can Find More Information” beginning on page 31 The declaration of trust and bylaws of Archstone-Smith are included as exhibits to the registration statement, of which this document is a part.

The authorized shares of beneficial interest of Archstone-Smith consist of 450,000,000 shares, par value $0.01 per share, of which 430,333,260 shares are designated as common shares, 3,174,235 shares are designated as Series A cumulative convertible preferred shares, 1,969,100 shares are designated as Series C cumulative redeemable preferred shares, 1,989,956 shares are designated as Series D cumulative redeemable preferred shares, 1,600,000 shares are designated as Series E cumulative redeemable preferred shares of beneficial interest, 800,000 shares are designated as Series F cumulative redeemable preferred shares of beneficial interest, 600,000 shares are designated as Series G cumulative redeemable preferred shares of beneficial interest, 2,640,325 shares are designated as Series H cumulative convertible redeemable preferred shares of beneficial interest, 500 shares are designated as Series I cumulative redeemable preferred shares of beneficial interest, 684,931 shares are designated as Series J cumulative convertible redeemable preferred shares of beneficial interest, 666,667 shares are designated as Series K cumulative convertible redeemable preferred shares of beneficial interest, 641,026 shares are designated as Series L cumulative convertible redeemable preferred shares of beneficial interest, and 4,500,000 shares are designated as Series B junior participating preferred shares.

The following table sets forth the issued and outstanding common shares and preferred shares of Archstone-Smith as of April 30, 2002:

Class or Series of Shares	Issued and Outstanding Shares

Common Shares	176,032,133

Series A Preferred Shares	3,007,235

Series B Preferred Shares	0

Series C Preferred Shares	1,966,215

Series D Preferred Shares	1,980,406

Series E Preferred Shares	0

Series F Preferred Shares	0

Series G Preferred Shares	0

Series H Preferred Shares	2,640,325

Series I Preferred Shares	500

Series J Preferred Shares	684,931

Series K Preferred Shares	666,667

Series L Preferred Shares	641,026

Under the Archstone-Smith declaration of trust, the Archstone-Smith board of trustees has the authority to issue authorized but unissued shares and, subject to the rights of holders of any class or series of preferred shares, preferred shares in one or more classes or series, without shareholder approval. The Archstone-Smith board of trustees also is authorized to reclassify authorized but unissued common shares into preferred shares, and authorized but unissued preferred shares into common shares, without shareholder approval, subject to the rights of holders of any class or series of preferred shares. Absent an express provision to the contrary in the terms of any class or series of authorized shares, under the Archstone-Smith declaration of trust, the Archstone-Smith board of trustees also has the power to divide or combine the outstanding shares of any class or series, without shareholder approval.

The board of trustees may amend the Archstone-Smith declaration of trust without shareholder approval to increase or decrease the aggregate number of shares or the number of shares of any class or series.

Archstone-Smith believes that the power of its board of trustees to issue additional authorized but unissued common shares or preferred shares and to classify or reclassify unissued common shares or preferred shares and thereafter to cause Archstone-Smith to issue such classified or reclassified shares of beneficial interest provides Archstone-Smith with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which may arise. The additional classes or series, as well as the common shares, generally will be available for future issuance without further action by Archstone-Smith’s shareholders, unless such action is required by applicable law or the rules of the New York Stock Exchange. Although the Archstone-Smith board of trustees has no present intention of doing so, it could authorize Archstone-Smith to issue a class or series that could, depending upon the terms of such class or series, delay, defer or prevent a transaction or a change in control of Archstone-Smith that might involve a premium price for holders of common shares or otherwise be in their best interests.

DESCRIPTION OF COMMON SHARES

General

All Archstone-Smith common shares will be duly authorized, validly issued, fully paid and nonassessable.

Subject to the preferential rights of any other shares of beneficial interest and to the provisions of the Archstone-Smith declaration of trust regarding ownership limitations and restrictions on transfers of shares of beneficial interest, holders of Archstone-Smith common shares are entitled to receive distributions if, as and when authorized and declared by the Archstone-Smith board of trustees out of assets legally available therefor and to share ratably in the assets of Archstone-Smith legally available for distribution to its shareholders in the event of its liquidation, dissolution or winding-up after payment of, or adequate provision for, all known debts and liability of Archstone-Smith. Before holders of Archstone-Smith common shares are entitled to receive any distributions in any quarter, Archstone-Smith must pay or set apart for payment on all of its outstanding series of preferred shares an aggregate amount of approximately $9.0 million.

Subject to the provisions of the Archstone-Smith declaration of trust regarding ownership limitations and restrictions on transfer of shares of beneficial interest, and except for any special voting rights of any other class or series of shares of beneficial interest, each outstanding Archstone-Smith common share entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of trustees. Except as provided with respect to any other class or series of shares of beneficial interest, the holders of the Archstone-Smith common shares possess the exclusive voting power.

There is no cumulative voting in the election of trustees, which means that the holders of a majority of the outstanding common shares can elect all of the trustees then standing for election and the holders of the remaining shares of beneficial interest, except as provided with respect to any other class or series of shares of beneficial interest, will not be able to elect any trustees.

Holders of Archstone-Smith common shares have no preferences, conversion, sinking fund, redemption rights or preemptive rights to subscribe for any securities of Archstone-Smith. Subject to the exchange provisions of the declaration of trust regarding ownership limitations and restrictions on transfer, Archstone-Smith common shares have equal distribution, liquidation, voting and other rights.

The Archstone-Smith declaration of trust permits the termination of the existence of Archstone-Smith if it is approved by:

•	at least a majority of the board of trustees, and

•	holders of not less than a majority of the outstanding shares of beneficial interest entitled to vote on the matter.

Shareholder purchase rights

On August 31, 2001, the board of trustees of Archstone-Smith declared a dividend on its outstanding common shares of one preferred share purchase right for each common share paid to the holders of record on the effective date of the reorganization of Archstone into an UPREIT. The holders of common shares issued in the Smith Merger received one preferred share purchase right for each common share issued in the Smith Merger. Any additional common shares to be issued before the redemption or expiration of the preferred share purchase rights will also be entitled to receive one preferred share purchase right for each such additional common share. Each preferred share purchase right entitles the holder in various circumstances to purchase from Archstone-Smith one one-hundredth of a Series B junior participating preferred share at a price of $75 per one one-hundredth of a Series B junior participating preferred share, subject to adjustment to prevent dilution. Preferred share purchase rights are exercisable when a person or group of persons acquires 15% of the outstanding common shares or announces a tender offer or exchange offer for 15% or more of the outstanding common shares. In some circumstances, each preferred share purchase right entitles the holder to purchase, at the preferred share purchase right’s then current exercise price, a number of common shares having a market value of twice the preferred share purchase right’s then current exercise price. The acquisition of Archstone-Smith pursuant to specified mergers or other business transactions would entitle each holder of a preferred share purchase right to purchase, at the then current exercise price of the preferred share purchase right, a number of the acquiring company’s common shares having a market value at the time equal to twice the preferred share purchase right’s exercise price. The preferred share purchase rights held by 15% shareholders would not be exercisable. The preferred share purchase rights will expire on August 31, 2011. All, but not less than all of the preferred share purchase rights may be redeemed at a price of $0.001 per preferred share purchase right, payable in cash, shares or any other form of consideration determined by Archstone-Smith’s board of trustees.

Transfer agent

The transfer agent and registrar for the common shares is Mellon Investor Services, L.L.C., New York, New York.

Shareholder liability

Under Maryland law applicable to Maryland real estate investment trusts, a shareholder is not personally liable for the obligations of Archstone-Smith solely as a result of his or her status as a shareholder. The Archstone-Smith declaration of trust provides that no shareholder will be personally or individually liable for any debt, act, omission or obligation of Archstone-Smith by reason of being a shareholder. However, shareholders may, in jurisdictions other than Maryland, be found by a court to be personally liable to the extent that such claims are not satisfied by Archstone-Smith.

The Archstone-Smith declaration of trust further provides that Archstone-Smith will indemnify each shareholder against any claim or liability to which the shareholder may become subject by reason of being or having been a shareholder and that Archstone-Smith will reimburse each shareholder for all reasonable expenses incurred by him or her relating to any such claim or liability. In addition, inasmuch as Archstone-Smith will carry public liability insurance, any risk of personal liability to shareholders is limited to situations in which Archstone-Smith’s assets plus its insurance coverage would be insufficient to satisfy the claims against Archstone-Smith and its shareholders.

Trustee and officer liability

Maryland law permits a real estate investment trust to include in its declaration of trust any provision expanding or limiting the liability of its trustees and officers to the trust or its shareholders for money damages, but may not include a provision which restricts or limits the liability of its trustees or officers to the real estate investment trust or its stockholders to the extent that:

•	it is proved that the person actually received an improper benefit or profit in money, property or services, for the amount of benefit or profit in money, property or services actually received; or

•
a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

Archstone-Smith’s declaration of trust provides that, to the maximum extent permitted under Maryland law, no officer or trustee shall be liable to the trust or to any shareholder for money damages.

Ownership limitation

For Archstone-Smith to qualify as a real estate investment trust under the Internal Revenue Code, no more than 50% in value of Archstone-Smith’s shares, after taking into account options to acquire shares, may be owned, directly or indirectly, by five or fewer individuals, as defined in the Internal Revenue Code to include various entities and constructive ownership among specified family members, during the last half of a taxable year or during a proportionate part of a short taxable year. Archstone-Smith shares must also be beneficially owned by 100 or more persons during at least 335 days of a taxable year or during a proportionate part of a shorter taxable year.

Subject to various exceptions, no holder is permitted to beneficially own, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code, more than 9.8% in number of shares or value of the outstanding shares. The Archstone-Smith board of trustees, upon receipt of a ruling from the Internal Revenue Service or an opinion of counsel or other evidence satisfactory to the board of trustees and upon such other conditions as the board of trustees may direct, may also exempt a proposed transferee from the ownership limit. The proposed transferee must give written notice to Archstone-Smith of the proposed transfer at least 30 days prior to any transfer which, if consummated, would result in the intended transferee owning shares in excess of the ownership limit. The Archstone-Smith board of trustees may require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to determine or ensure its status as a real estate investment trust. Any transfer of shares that would:

•	create a direct or indirect ownership of shares in excess of the ownership limit;

•	result in shares being beneficially owned by fewer than 100 persons, determined without reference to any rules of attribution, as provided in section 856(a) of the Internal Revenue Code;

•	result in Archstone-Smith being “closely held” within the meaning of section 856(h) of the Internal Revenue Code; or

•	result in Archstone-Smith failing to qualify as a REIT,

shall be null and void, and the intended transferee will acquire no rights to shares. The foregoing restrictions on transferability and ownership will not apply if the board of trustees determines that it is no longer in Archstone-Smith’s best interests to attempt to qualify, or to continue to qualify, as a real estate investment trust.

Any shares the purported transfer of which would result in a person owning shares in excess of the ownership limit or cause Archstone-Smith to become “closely held” under section 856(h) of the Internal Revenue Code that is not otherwise permitted as provided above will constitute excess shares. These excess shares will be transferred pursuant to the declaration of trust to a party not affiliated with Archstone-Smith who is designated by Archstone-Smith as the trustee of a trust for the exclusive benefit of an organization described in Sections 170(b)(1)(A) and 170(c) of the Internal Revenue Code and identified by the board of trustees as the beneficiary or beneficiaries of the trust, until such time as the excess shares are transferred to a person whose ownership will not violate the restrictions of ownership. While these excess shares are held in trust, distributions on such excess shares will be paid to the trust for the benefit of the beneficiary and may only be voted by the trustee for the benefit of the beneficiary. Subject to the ownership limit, the excess shares will be transferred by the trustee at Archstone-Smith’s direction to any person, if the excess shares would not be excess shares in the hands of such person. The purported transferee will receive the lesser of:

•	the price paid by the purported transferee for the excess shares, or, if no consideration was paid, fair market value on

•	the day of the event causing the excess shares to be held in trust; and

•	the price received from the sale or other disposition of the excess shares held in trust.

Any proceeds in excess of the amount payable to the purported transferee will be paid to the beneficiary. In addition, such excess shares held in trust are subject to purchase by Archstone-Smith for a 90-day period at a purchase price equal to the lesser of:

•	the price paid for the excess shares by the purported transferee, or, if no consideration was paid, fair market value at the time of event causing the shares to be held in trust; and

•	the fair market value of the excess shares on the date Archstone-Smith elects to purchase such shares.

Fair market value, for these purposes, means:

•	the last reported sales price on the New York Stock Exchange on the trading day immediately preceding the relevant date,

•
if not then traded on the New York Stock Exchange, the last reported sales price on the trading day immediately preceding the relevant date as reported on, over or through any exchange or quotation systems, or

•	if not then traded on, over or through any exchange or quotation system, then the market price on the relevant date as determined in good faith by the board of trustees.

From and after the purported transfer to the purported transferee of the excess shares, the purported transferee will cease to be entitled to distributions, other than liquidating distributions, voting rights and other benefits with respect to the excess shares except the right to payment on the transfer of the excess shares as described above. Any distribution paid to a purported transferee on excess shares prior to the discovery by Archstone-Smith that such excess shares have been transferred in violation of the provisions of the declaration of trust will be repaid, upon demand, to Archstone-Smith, and Archstone-Smith will pay any such amounts to the trust for the benefit of the beneficiary. If the foregoing transfer restrictions are determined to be void, invalid or unenforceable by any court of competent jurisdiction, then the purported transferee of any excess shares may be deemed, at Archstone-Smith’s option, to have acted as an agent on our behalf in acquiring such excess shares and to hold such excess shares on its behalf.

All certificates evidencing shares will bear a legend referring to the restrictions described above.

All persons who own, directly or by virtue of the attribution provisions of the Internal Revenue Code, more than 5%, or such other percentage between 0.5% and 5%, as provided in the rules and regulations promulgated under the Internal Revenue Code, of the number or value of Archstone-Smith’s outstanding shares must give Archstone-Smith a written notice containing certain information by January 31 of each year. In addition, each shareholder is upon demand required to disclose to Archstone-Smith in writing such information with respect to the direct, indirect and constructive ownership of shares as the board of trustees deems reasonably necessary to comply with the provisions of the Internal Revenue Code applicable to a real estate investment trust, to determine its status as a real estate investment trust, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

The ownership limitations under the declaration of trust are designed to protect our real estate investment trust status. The limitations could have the effect of discouraging a takeover or other transaction in which holders of some, or a majority, of the common shares might receive a premium for their shares over the then prevailing market price or which such holders might believe to be otherwise in their best interest.

The foregoing ownership limitations also may have the effect of preventing or hindering any attempt to acquire control of Archstone-Smith without the consent of the Archstone-Smith board of trustees.

DESCRIPTION OF PREFERRED SHARES

General

Subject to limitations under Maryland law and the declaration of trust, the board of trustees is authorized to issue series of preferred shares from the authorized but unissued shares of beneficial interest of Archstone-Smith. From time to time, the board of trustees or a committee of the board may establish the number of preferred shares to be included in each series and fix the designation and any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the shares of each series, and fix any other terms the board of trustees deems appropriate for a series of preferred shares.

The specific terms of any series of preferred shares to be offered by Archstone-Smith will be set forth in a prospectus supplement, including:

(1)	The title and stated value of such series of preferred shares;

(2)	The number of shares of such series of preferred shares offered, the liquidation preference per share and the offering price of such preferred shares;

(3)	The dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to preferred shares of such series;

(4)	The date from which dividends on preferred shares of such series shall cumulate, if applicable;

(5)	The procedures for any auction and remarketing, if any, for preferred shares of such series;

(6)	The provision for a sinking fund, if any, for preferred shares of such series;

(7)	The provision for redemption, if applicable, of preferred shares of such series;

(8)	Any listing of such series of preferred shares on any securities exchange;

(9)	The terms and conditions, if applicable, upon which preferred shares of such series will be convertible into common shares, including the conversion price, or manner of calculation thereof;

(10)	Whether interests in preferred shares of such series will be represented by global securities;

(11)	Any other specific terms, preferences, rights, limitations or restrictions of such series of preferred shares;

(12)	A discussion of federal income tax considerations applicable to preferred shares of such series;

(13)	The relative ranking and preferences of preferred shares of such series as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of Archstone-Smith;

(14)
Any limitations on issuance of any series of preferred shares ranking senior to or on a parity with such series of preferred shares as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of Archstone-Smith; and

(15)
Any limitations on direct or beneficial ownership and restrictions on transfer of preferred shares of such series, in each case as may be appropriate to preserve the status of Archstone-Smith as a real estate investment trust under the Internal Revenue Code.

Rank

Unless otherwise specified in the applicable prospectus supplement, the ranking of the preferred shares of each series with respect to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of Archstone-Smith will be

•	senior to all classes or series of common shares, and to all equity securities ranking junior to such series of preferred shares;

•	on a parity with all equity securities issued by Archstone-Smith the terms of which specifically provide that such equity securities rank on a parity with preferred shares of such series; and

•	junior to all equity securities issued by Archstone-Smith the terms of which specifically provide that such equity securities rank senior to preferred shares of such series.

Distributions

Holders of each series of preferred shares shall be entitled to receive cash dividends, when, as and if declared by the board of trustees, out of assets of Archstone-Smith legally available for payment at the rates and on the dates set forth in the prospectus supplement applicable to a series of preferred shares. Each dividend shall be payable to holders of record as they appear on the share transfer books of Archstone-Smith on the record dates fixed by the board of trustees for the dividend.

Distributions on any series of the preferred shares may be cumulative or noncumulative. Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable prospectus supplement. If the board of trustees fails to declare a dividend payable on a dividend payment date on any series of the preferred shares for which dividends are noncumulative, then the holders of that series of the preferred shares will have no right to receive a dividend in respect of the dividend period ending on that dividend payment date, and Archstone-Smith will have no obligation to pay the dividend accrued for that period, whether or not dividends on that series are declared payable on any future dividend payment date.

If preferred shares of any series are outstanding, no full dividends shall be declared or paid or set apart for payment on the preferred shares of Archstone-Smith of any other series ranking, as to dividends, on a parity with or junior to the preferred shares of such series for any period unless:

(1)
if such series of preferred shares has a cumulative dividend, full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the preferred shares of such series for all past dividend periods and the then current dividend period; or

(2)
if such series of preferred shares does not have a cumulative dividend, full dividends for the then current dividend period have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the preferred shares of such series.

When dividends on any series of preferred shares and other series of preferred shares ranking on parity with respect to dividends are not paid in full or the board of trustees has not set aside a sum sufficient for the full payment of the dividends, the board of trustees may only declare dividends on all preferred shares ranking on parity with respect to dividends. These shall be declared pro rata so that the amount of dividends declared per share on each series of preferred shares shall in all cases be equal to the same ratio that the accrued dividends per share on a given series of preferred shares to the accrued dividends of each other series of preferred shares. As noted above, if a series of preferred shares does not have a cumulative dividend, unpaid dividends for prior periods shall not be used in calculating the ratio. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on preferred shares of such series which may be in arrears.

Except as provided in the immediately preceding paragraph, unless:

(1)
if such series of preferred shares has a cumulative dividend, full cumulative dividends on the preferred shares of such series have been or contemporaneously are declared and paid or declared and a sum sufficient of the payment thereof set apart for payment for all past dividend periods and the then current dividend period; or

(2)
if such series of preferred shares does not have a cumulative dividend, full dividends on the preferred shares of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, no dividends, other than in common shares or other capital shares ranking junior to the preferred shares of such series as to dividends and upon liquidation shall be declared or paid or set aside for payment or other distribution shall be declared or made upon the common shares or any other capital shares of Archstone-Smith ranking junior to or on a parity with the preferred shares of the series as to dividends or upon liquidation.

Additionally, unless the foregoing dividends have been declared and paid or declared and a sum sufficient for payment has been set aside, neither the common shares nor any other capital shares of Archstone-Smith ranking junior to or on parity with the preferred of the series as to dividends or upon liquidation may be redeemed, purchased or otherwise acquired for any consideration, or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such series, by Archstone-Smith, except by conversion into or exchange for other capital shares of Archstone-Smith ranking junior to the preferred shares of such series as to dividends and upon liquidation.

Any dividend payment made on a series of preferred shares shall first be credited against the earliest accrued but unpaid dividend due with respect to shares of such series which remains payable.

Redemption

If so provided in the applicable prospectus supplement, the preferred shares of a series will be subject to mandatory redemption or redemption at the option of Archstone-Smith, as a whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such prospectus supplement.

The prospectus supplement relating to a series of preferred shares that is subject to mandatory redemption will specify the number of preferred shares of such series that shall be redeemed by Archstone-Smith in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends thereon, which shall not, if such series of preferred shares does not have a cumulative dividend, include any cumulation in respect of unpaid dividends for prior dividend periods, to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable prospectus supplement. If the redemption price for preferred shares of any series is payable only from the net proceeds of the issuance of capital shares of Archstone-Smith, the terms of such series of preferred shares may provide that, if no such capital shares shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, preferred shares of such series shall automatically and mandatorily be converted into shares of the applicable capital shares of Archstone-Smith pursuant to conversion provisions specified in the applicable prospectus supplement.

Notwithstanding the foregoing, unless:

(1)
if such series of preferred shares has a cumulative dividend, full cumulative dividends on all preferred shares of any series shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period or,

(2)
if such series of preferred shares does not have a cumulative dividend, full dividends on all preferred shares of any series shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, no preferred shares of any series shall be redeemed unless all outstanding preferred shares of such series are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of preferred shares of such series pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding preferred shares of such series, and, unless:

(1)
if such series of preferred shares has a cumulative dividend, full cumulative dividends on all preferred shares of any series shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period; or

(2)
if such series of preferred shares does not have a cumulative dividend, full dividends on all preferred shares of any series shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period,

Archstone-Smith shall not purchase or otherwise acquire directly or indirectly any preferred shares of such series, except by conversion into or exchange for capital shares of Archstone-Smith ranking junior to the preferred shares of such series as to dividends and upon liquidation.

If fewer than all of the outstanding preferred shares of any series are to be redeemed, the number of shares to be redeemed will be determined by Archstone-Smith and such shares may be redeemed pro rata from the holders of record of preferred shares of such series in proportion to the number of preferred shares of such series held by such holders with adjustments to avoid redemption of fractional shares or by lot in a manner determined by Archstone-Smith.

A notice of redemption will be mailed at least 30 days but not more than 90 days before the redemption date to each holder of record of preferred shares of any series to be redeemed at the address shown on the share transfer books of Archstone-Smith. Each notice shall state:

(1)	the redemption date;

(2)	the number of shares and series of the preferred shares to be redeemed;

(3)	the redemption price;

(4)	the place or places where certificates for the preferred shares are to be surrendered for payment of the redemption price;

(5)	that dividends on the preferred shares to be redeemed will cease to accrue on the redemption date; and

(6)	the date upon which the holder’s conversion rights, if any, as to the preferred shares shall terminate.

If fewer than all the preferred shares of any series are to be redeemed, the notice mailed to each holder of the series of preferred shares shall also specify the number of preferred shares to be redeemed from each holder of the series. If notice of redemption of any preferred shares has been given and if the funds necessary for such redemption have been set aside by Archstone-Smith in trust for the benefit of the holders of any preferred shares so called for redemption, then from and after the redemption date dividends will cease to accrue on the series of preferred shares, and all rights of the holders of the series of preferred shares will terminate, except the right to receive the redemption price.

Liquidation preference

Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of Archstone-Smith, the holders of each series of preferred shares shall be entitled to receive liquidating distributions out of the assets of Archstone-Smith legally available for distributions. The liquidating distributions shall be in the amount of the liquidation preference per share, set forth in the applicable prospectus supplement, plus an amount equal to all dividends accrued and unpaid with respect to the applicable series of preferred shares, which shall not include any cumulation in respect of unpaid dividends for prior dividend periods if such series of preferred shares does not have a cumulative dividend. The holders of preferred shares shall be entitled to receive any liquidating distributions before any distribution or payment shall be made to the holders of any common shares or any other class or series of shares of beneficial interest of Archstone-Smith ranking junior to any series of preferred shares in the distribution of assets upon any liquidation, dissolution or winding up of Archstone-Smith.

After payment of the full amount of the liquidating distributions to which they are entitled, the holders of preferred shares of an applicable series will have no right or claim to any of the remaining assets of Archstone-Smith. In the event that, upon any voluntary or involuntary liquidation, dissolution or winding up, the available assets of Archstone-Smith are insufficient to pay the amount of the liquidating distributions on all outstanding preferred shares of a series and the corresponding amounts payable on all shares of other classes or series of capital shares of Archstone-Smith ranking on a parity with preferred shares of the series in the distribution of assets, then the holders of preferred shares of all classes or series of capital shares shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

If liquidating distributions shall have been made in full to all holders of preferred shares of such series, the remaining assets of Archstone-Smith shall be distributed among the holders of any other classes or series of capital shares ranking junior to the preferred shares of such series upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares. For such purposes, the consolidation or merger of Archstone-Smith with or into any other entity, or the sale, lease or conveyance of all or substantially all of the property or business of Archstone-Smith, shall not be deemed to constitute a liquidation, dissolution or winding up of Archstone-Smith.

Voting rights

Holders of the preferred shares of each series will not have any voting rights, except as set forth below or in the applicable prospectus supplement or as otherwise required by applicable law. The following is a summary of the voting rights that, unless provided otherwise in the applicable prospectus supplement, will apply to each series of preferred shares, as in the case of the Series A preferred shares.

If six quarterly dividends, whether or not consecutive, payable on the preferred shares of a given series or any other series of preferred shares ranking on a parity with that series of preferred shares with respect in each case to the payment of dividends, amounts upon liquidation, dissolution and winding up are in arrears, whether or not earned or declared, the number of trustees then constituting the board of trustees will be increased by two. Additionally, the holders of preferred shares of that series, voting together as a class with the holders of any other series of shares ranking in parity with that shares, will have the right to elect two additional trustees to serve on the board of trustees at any annual meeting of shareholders or a properly called special meeting of the holders of preferred shares of that series and other preferred shares ranking in parity with those shares and at each subsequent annual meeting of shareholders until all the unpaid dividends and dividends for the current quarterly period on the preferred shares of that series and other preferred shares ranking in parity with those shares have been paid or declared and set aside for payment. These voting rights will terminate when all accrued and unpaid dividends have been declared and paid or set aside for payment. The term of office of all trustees so elected will terminate with the termination of these voting rights.

The approval of two-thirds of the outstanding preferred shares of such series and all other series of preferred shares similarly affected, voting as a single class, is required in order to

(1)
amend the declaration of trust to affect materially and adversely the rights, preferences or voting power of the holders of the preferred shares of such series or other preferred shares ranking in parity with such shares;

(2)
enter into a share exchange that affects the preferred shares of such series, consolidate with or merge into another entity, or permit another entity to consolidate with or merge into Archstone-Smith, unless in each such case each preferred share of such series remains outstanding without a material and adverse change to its terms and rights or is converted into or exchanged for preferred shares of the surviving entity having preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption thereof identical to that of a preferred share of such series, except for changes that do not materially and adversely affect the holders of the preferred shares of such series; or

(3)
authorize, reclassify, create, or increase the authorized amount of any class of shares having rights senior to the preferred shares of such series with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up.

However, Archstone-Smith may create additional classes of parity shares and other series of preferred shares ranking junior to such series of preferred shares with respect in each case to the payment of dividends, amounts upon liquidation, dissolution and winding up junior shares, increase the authorized number of parity shares and junior shares and issue additional series of parity shares and junior shares without the consent of any holder of preferred shares of such series.

Except as provided above and as required by law, the holders of preferred shares of each series will not be entitled to vote on any merger or consolidation involving Archstone-Smith or a sale of all or substantially all of the assets of Archstone-Smith.

Conversion rights

The terms and conditions, if any, upon which any series preferred shares are convertible into common shares will be set forth in the applicable prospectus supplement relating thereto. Such terms will include the number of common shares into which the preferred shares of such series are convertible, the conversion price, or manner of calculation thereof, the conversion period, provisions as to whether conversion will be at the option of the holders of the preferred shares of such series or Archstone-Smith, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of the preferred shares of such series.

Ownership limitation

As discussed above under “Description of Common Shares—Ownership limitation,” for Archstone-Smith to qualify as a real estate investment trust under the Internal Revenue Code, not more than 50% in value of its outstanding shares of beneficial interest may be owned by five or fewer individuals at any time during the last half of any taxable year. Therefore, the articles supplementary for each series of preferred shares may contain various provisions restricting the ownership and transfer of the preferred shares.

All certificates representing preferred shares will bear a legend referring to the restrictions described above.

FEDERAL INCOME TAX CONSIDERATIONS

Archstone-Smith intends to operate in a manner that permits it to satisfy the requirements for taxation as a REIT under the applicable provisions of the Internal Revenue Code. No assurance can be given, however, that such requirements will be met. Since these provisions are highly technical and complex, you are urged to consult your own tax advisor with respect to the federal, state, local, foreign and other tax consequences of the purchase, ownership and disposition of Archstone-Smith shares.

Based upon its representations with respect to the facts as set forth and explained in the discussion below, in the opinion of Archstone-Smith’s counsel, Mayer, Brown, Rowe & Maw, Archstone-Smith has been organized in conformity with the requirements for qualification as a REIT, and its proposed method of operation described in this prospectus and as represented by management will enable Archstone-Smith to satisfy the requirements for such qualification. This opinion is based on representations made by Archstone-Smith as to certain factual matters relating to its organization and intended or expected manner of operation. In addition, this opinion is based on the law existing and in effect on the date of filing of this report. Archstone-Smith’s qualification and taxation as a REIT will depend on its ability to meet on a continuing basis, through actual operating results, asset composition, distribution levels and diversity of share ownership and the various qualification tests imposed under the Internal Revenue Code discussed below. Mayer, Brown, Rowe & Maw will not review compliance with these tests on a continuing basis. No assurance can be given that Archstone-Smith will satisfy such tests on a continuing basis. In brief, if the conditions imposed by the REIT provisions of the Internal Revenue Code are met, entities such as Archstone-Smith, that invest primarily in real estate and that otherwise would be treated for federal income tax purposes as corporations, are allowed a deduction for dividends paid to shareholders. This treatment substantially eliminates the “double taxation” at both the corporate and shareholder levels that generally results from the use of corporations. However, as discussed in greater detail below, such an entity remains subject to tax in certain circumstances even if it qualifies as a REIT. If Archstone-Smith fails to qualify as a REIT in any year, Archstone-Smith will be subject to federal income taxation as if Archstone-Smith was a domestic corporation for that year and, potentially, one or more subsequent years, and its shareholders will be taxed in the same manner as shareholders of ordinary corporations. In this event, Archstone-Smith could be subject to potentially significant tax liabilities, and therefore the amount of cash available for distribution to its shareholders would be reduced or eliminated. The board of trustees believes that Archstone-Smith has been organized and operated and currently intends that Archstone-Smith will continue to operate in a manner that permits Archstone-Smith to qualify as a REIT. There can be no assurance, however, that this expectation will be fulfilled, since qualification as a REIT depends on its continuing to satisfy numerous asset, income and distribution tests described below, which in turn will be dependent in part on its operating results.

The following summary is based on the Internal Revenue Code, its legislative history, administrative pronouncements, judicial decisions and United States Treasury Department regulations, subsequent changes to any of which may affect the tax consequences described in this prospectus, possibly on a retroactive basis.

The following summary is not exhaustive of all possible tax considerations and does not give detailed discussion of any state, local, or foreign tax considerations, nor does it discuss all of the aspects of federal income taxation that may be relevant to a prospective shareholder in light of his or her particular circumstances or to various types of shareholders, including insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States, subject to special treatment under the federal income tax laws.

Taxation of Archstone-Smith

General

In any year in which Archstone-Smith qualifies as a REIT, in general Archstone-Smith will not be subject to federal income tax on that portion of its REIT taxable income or capital gain which is distributed to shareholders. Archstone-Smith may, however, be subject to tax at normal corporate rates upon any taxable income or capital gain not distributed. To the extent that Archstone-Smith elects to retain and pay income tax on its net long-term capital gain, shareholders are required to include their proportionate share of its undistributed long-term capital gain in income but receive a credit for their share of any taxes paid on such gain by Archstone-Smith.

Notwithstanding its qualification as a REIT, Archstone-Smith may also be subject to taxation in other circumstances. If Archstone-Smith should fail to satisfy either the 75% or the 95% gross income test, which are discussed below, and nonetheless maintain its qualification as a REIT because other requirements are met, Archstone-Smith will be subject to a 100% tax on the greater of either (1) the amount by which 75% of its gross income exceeds the amount qualifying under the 75% test for the taxable year or (2) the amount by which 90% of its gross income exceeds the amount of its income qualifying under the 95% test for the taxable year, multiplied in either case by a fraction intended to reflect its profitability. Archstone-Smith will be subject to a tax of 100% on net income from any “prohibited transaction,” as described below, and if Archstone-Smith has net income from the sale or other disposition of “foreclosure property” which is held primarily for sale to customers in the ordinary course of business or other non-qualifying income from foreclosure property, Archstone-Smith will be subject to tax on such income from foreclosure property at the highest corporate rate. Archstone-Smith will also be subject to a tax of 100% on the amount of any rents from real property, deductions or excess interest paid by any of its “taxable REIT subsidiaries” to Archstone-Smith that would be reduced through reapportionment under section 482 of the Internal Revenue Code in order to more clearly reflect income of the taxable REIT subsidiary. A taxable REIT subsidiary includes any corporation for which a joint election has been made by a REIT and such corporation to treat such corporation as a taxable REIT subsidiary with respect to such REIT. See “Other Tax Considerations—Investments in taxable REIT subsidiaries.” In addition, if Archstone-Smith should fail to distribute during each calendar year at least the sum of:

(1)  85% of its REIT ordinary income for such year;

(2)  95% of its REIT capital gain net income for such year, other than capital gains Archstone-Smith elects to retain and pay tax on as described below; and

(3)  any undistributed taxable income from prior years,

Archstone-Smith would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. To the extent that Archstone-Smith elects to retain and pay income tax on its long-term capital gain, such retained amounts will be treated as having been distributed for purposes of the 4% excise tax.

A REIT is permitted to designate in a notice mailed to shareholders within 60 days of the end of the taxable year, or in a notice mailed with its annual report for the taxable year, such amount of undistributed net long-term capital gains it received during the taxable year, which its shareholders are to include in their taxable income as long-term capital gains. Thus, if Archstone-Smith made this designation, its shareholders would include in their income as long-term capital gains their proportionate share of the undistributed net capital gains as designated by Archstone-Smith and Archstone-Smith would have to pay the tax on such gains within 30 days of the close of its taxable year. Each of its shareholders would be deemed to have paid the shareholder’s share of the tax paid by Archstone-Smith on such gains, which tax would be credited or refunded to the shareholder. A shareholder would increase his tax basis in his shares by the difference between the amount of income to the holder resulting from the designation less the holder’s credit or refund for the tax paid by Archstone-Smith. Archstone-Smith may also be subject to the corporate “alternative minimum tax,” as well as tax in various situations and on some types of transactions not presently contemplated. Archstone-Smith will use the calendar year both for federal income tax purposes and for financial reporting purposes.

In order to qualify as a REIT, Archstone-Smith must meet, among others, the following requirements:

Share ownership test

Archstone-Smith’s shares must be held by a minimum of 100 persons for at least 335 days in each taxable year following its first taxable year (or a proportional number of days in any short taxable year). In addition, at all times during the second half of each taxable year following its first taxable year, no more than 50% in value of its shares may be owned, directly or indirectly and by applying constructive ownership rules, by five or fewer individuals, which for this purpose includes some tax-exempt entities. Any shares held by a qualified domestic pension or other retirement trust will be treated as held directly by its beneficiaries in proportion to their actuarial interest in such trust rather than by such trust. If Archstone-Smith complies with the Treasury Department regulations for ascertaining its actual ownership and did not know, or exercising reasonable diligence would not have reason to know, that more than 50% in value of its outstanding shares were held, actually or constructively, by five or fewer individuals, then Archstone-Smith will be treated as meeting such requirement.

In order to ensure compliance with the 50% test, Archstone-Smith has placed restrictions on the transfer of its shares to prevent additional concentration of ownership. Moreover, to evidence compliance with these requirements under Treasury Department regulations, Archstone-Smith must maintain records which disclose the actual ownership of its outstanding shares and such regulations impose penalties against Archstone-Smith for failing to do so. In fulfilling its obligations to maintain records, Archstone-Smith must and will demand written statements each year from the record holders of designated percentages of its shares disclosing the actual owners of such shares as prescribed by Treasury Department regulations. A list of those persons failing or refusing to comply with such demand must be maintained as a part of its records. A shareholder failing or refusing to comply with its written demand must submit with his or her tax returns a similar statement disclosing the actual ownership of its shares and other information. In addition, the declaration of trust of Archstone-Smith provides restrictions regarding the transfer of shares that are intended to assist Archstone-Smith in continuing to satisfy the share ownership requirements. Archstone-Smith intends to enforce the 9.8% limitation on ownership of shares to assure that its qualification as a REIT will not be compromised.

Asset tests

At the close of each quarter of its taxable year, Archstone-Smith must satisfy tests relating to the nature of its assets determined in accordance with generally accepted accounting principles. Where Archstone-Smith invests in a partnership, limited liability company or trust taxed as a partnership or as a disregarded entity, such as the Operating Trust, Archstone-Smith will be deemed to own a proportionate share of the partnership’s, limited liability company’s or trust’s assets. In addition, when Archstone-Smith owns 100% of a corporation that is not a taxable REIT subsidiary, Archstone-Smith will be deemed to own 100% of the corporation’s assets. First, at least 75% of the value of its total assets must be represented by interests in real property, interests in mortgages on real property, shares in other REITs, cash, cash items, government securities, and qualified temporary investments. Second, although the remaining 25% of its assets generally may be invested without restriction, Archstone-Smith is prohibited from owning securities representing more than 10% of either the vote or value of the outstanding securities of any issuer other than a qualified REIT subsidiary, another REIT or a taxable REIT subsidiary (the “10% vote and value test”). Further, no more than 20% of the value of its total assets may be represented by securities of one or more taxable REIT subsidiaries and no more than 5% of the value of its total assets may be represented by securities of any non-government issuer other than a qualified REIT subsidiary, another REIT or a taxable REIT subsidiary (the “20% and 5% asset tests”).

As noted above, when Archstone-Smith invests in an entity classified as a partnership for federal income tax purposes such as the Operating Trust, Archstone-Smith will be deemed to own a proportionate share of the Operating Trust’s assets. The partnership interest does not constitute a security for purposes of these tests. See “—Tax aspects of its investments in partnerships.” Accordingly, its investment in properties through its interest in the Operating Trust is treated as an investment in qualified assets for purposes of the 75% asset test to the extent the Operating Trust’s assets so qualify. Archstone-Smith Operating Trust currently owns securities of issuers which are not treated as qualified REIT subsidiaries or REITs and may acquire additional such securities in the future.

By virtue of its partnership interest in the Operating Trust, Archstone-Smith is deemed to own initially a pro rata share of such securities. Based upon an analysis of the estimated value of the securities owned by the Operating Trust in taxable REIT subsidiaries and non-government issuers relative to the estimated value of the total assets owned by the Operating Trust, Archstone-Smith believes that the 10% vote and value test and the 20% and 5% asset tests on the date of this prospectus should be satisfied. In rendering its opinion as to its qualification as a REIT, Mayer, Brown, Rowe & Maw is relying on its representations with respect to the value of the stock and assets and its conclusion that Archstone-Smith satisfies each of the 10% vote and value test and the 20% and 5% asset tests.

Each of the 10% vote and value test and the 20% and 5% asset tests must be satisfied at the end of any quarter in which Archstone-Smith acquires additional securities of any issuer. If any unitholder of the Operating Trust exercises its redemption option to exchange units for common shares, Archstone-Smith will thereby increase its proportionate indirect ownership interest in the Operating Trust. This will require Archstone-Smith to meet the 10% vote and value test and the 20% and 5% asset tests in any quarter in which the conversion option is exercised. A similar result will follow in the case of any exchange of units by employees of the Operating Trust or any subsidiary that they received pursuant to its long term incentive compensation plan. Archstone-Smith plans to take steps to ensure that the 10% vote and value test and the 20% and 5% asset tests are satisfied for any quarter in which retesting is to occur. However, Archstone-Smith cannot give assurance that the steps will always be successful and will not require a reduction in the Operating Trust’s overall interest in the securities of any issuer.

Gross income tests

There are currently two separate percentage tests relating to the sources of its gross income which must be satisfied for each taxable year. For purposes of these tests, where Archstone-Smith invests in a partnership, limited liability company or trust taxed as a partnership or as a disregarded entity, Archstone-Smith will be treated as receiving its share of the income and loss of the partnership, limited liability company or trust, and the gross income of the partnership, limited liability company or trust will retain the same character in its hands as it has in the hands of the partnership, limited liability company or trust. In addition, when Archstone-Smith owns 100% of a corporation that is not a taxable REIT subsidiary, Archstone-Smith will be deemed to receive 100% of the corporation’s income. The two tests are as follows:

1.  The 75% Test.    At least 75% of its gross income for the taxable year must be “qualifying income.” Qualifying income generally includes:

(1)  rents from real property except as modified below;

(2)  interest on obligations secured by mortgages on, or interests in, real property;

(3)  gains from the sale or other disposition of non-“dealer property,” which means interests in real property and real estate mortgages, other than gain from property held primarily for sale to customers in the ordinary course of its trade or business;

(4)  dividends or other distributions on shares in other REITs, as well as gain from the sale of such shares;

(5)  abatements and refunds of real property taxes;

(6)  income from the operation of, and gain from the sale of, “foreclosure property,” which means property acquired at or in lieu of a foreclosure of the mortgage secured by such property for which an election has been made;

(7)  commitment fees received for agreeing to make loans secured by mortgages on real property or to purchase or lease real property; and

(8)  certain qualified temporary investment income attributable to the investment of new capital received by Archstone-Smith in exchange for its shares or certain publicly offered debt which income is received or accrued during the one-year period following the receipt of such capital.

Rents received from a resident will not, however, qualify as rents from real property in satisfying the 75% test, or the 95% gross income test described below, if Archstone-Smith, or an owner of 10% or more of its shares, directly or constructively owns 10% or more of such resident unless the resident is a taxable REIT subsidiary of Archstone-Smith and certain other requirements are met with respect to the real property being rented. In addition, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as rents from real property. Moreover, an amount received or accrued will not qualify as rents from real property, or as interest income, for purposes of the 75% and 95% gross income tests if it is based in whole or in part on the income or profits of any person, although an amount received or accrued generally will not be excluded from “rents from real property” solely by reason of being based on a fixed percentage or percentages of receipts or sales. Finally, for rents received to qualify as rents from real property, Archstone-Smith generally must not furnish or render services to residents, other than through a taxable REIT subsidiary or an “independent contractor” from whom Archstone-Smith derives no income, except that Archstone-Smith may directly provide services that are “usually or customarily rendered” in connection with the rental of apartment units for occupancy only, or are not otherwise considered “rendered to the occupant for his convenience.” A REIT is permitted to render a de minimis amount of impermissible services to tenants, and still treat amounts received with respect to that property as rent from real property. The amount received or accrued by the REIT during the taxable year for the impermissible services with respect to a property may not exceed 1% of all amounts received or accrued by the REIT directly or indirectly from the property. The amount received for any service or management operation for this purpose shall be deemed to be not less than 150% of the direct cost of the REIT in furnishing or rendering the service or providing the management or operation. Furthermore, Archstone-Smith may furnish such impermissible services to tenants through a taxable REIT subsidiary and still treat amounts otherwise received with respect to the property as rent from real property.

The Operating Trust provides services at the properties that it owns and may provide the services at any newly acquired properties of it. Archstone-Smith believes that, for purposes of the 75% and 95% gross income tests, the services provided at its properties are or will be of the type which are usually or customarily rendered in connection with the rental of space for occupancy only and not those rendered to the occupant for his convenience. Archstone-Smith believes this is also true for any other services and amenities provided by the Operating Trust or its agents. Mayer, Brown, Rowe & Maw, in rendering its opinion as to its qualification as a REIT, is relying on its representations to that effect. Archstone-Smith intends that independent contractors or a taxable REIT subsidiary will perform services that cannot be provided directly by the Operating Trust or its agents.

2. The 95% Test.    In addition to deriving 75% of its gross income from the sources listed above, at least 95% of its gross income for the taxable year must be derived from the above-described qualifying income, or from dividends, interest or gains from the sale or disposition of stock or other securities that are not dealer property. Dividends, other than on REIT shares, and interest on any obligations not secured by an interest in real property are included for purposes of the 95% test, but not for purposes of the 75% test. In addition, payments to Archstone-Smith under an interest rate swap, cap agreement, option, futures contract, forward rate agreement or any similar financial instrument entered into by Archstone-Smith to hedge indebtedness incurred or to be incurred, and any gain from the sale or other disposition of these instruments, are treated as qualifying income for purposes of the 95% test, but not for purposes of the 75% test.

For purposes of determining whether Archstone-Smith complies with the 75% and 95% income tests, gross income does not include income from prohibited transactions. A “prohibited transaction” is a sale of property held primarily for sale to customers in the ordinary course of a trade or business, excluding foreclosure property, unless such property is held by Archstone-Smith for at least four years and other requirements relating to the number of properties sold in a year, their tax bases, and the cost of improvements made to the property are satisfied. See “—Taxation of Archstone-Smith—General.”

Archstone-Smith believes that for purposes of both the 75% and the 95% gross income tests, its investment in properties through the Operating Trust in major part gives rise to qualifying income in the form of rents. Archstone-Smith also believes that gains on sales of the properties, or of its interest in the Operating Trust, generally will also constitute qualifying income.

Even if Archstone-Smith fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, Archstone-Smith may still qualify as a REIT for such year if Archstone-Smith is entitled to relief under provisions of the Internal Revenue Code. These relief provisions will generally be available if:

(1)  its failure to comply was due to reasonable cause and not to willful neglect;

(2)  Archstone-Smith reports the nature and amount of each item of its income included in the tests on a schedule attached to its tax return; and

(3)  any incorrect information on this schedule is not due to fraud with intent to evade tax.

If these relief provisions apply, however, Archstone-Smith will nonetheless be subject to a special tax upon the greater of the amount by which Archstone-Smith fails either the 75% or 95% gross income test for that year.

Annual distribution requirements

In order to qualify as a REIT, Archstone-Smith is required to make distributions, other than capital gain dividends, to its shareholders each year in an amount at least equal to the sum of 90% of its REIT taxable income, computed without regard to the dividends paid deduction and REIT net capital gain, plus 90% of its net income after tax, if any, from foreclosure property, minus the sum of various items of excess non-cash income.

Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before Archstone-Smith timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration. To the extent that Archstone-Smith does not distribute all of its net capital gain or if Archstone-Smith distributes at least 90%, but less than 100%, of its REIT taxable income, as adjusted, Archstone-Smith will be subject to tax on the undistributed amount at regular capital gains or ordinary corporate tax rates, as the case may be. A REIT is permitted, with respect to undistributed net long-term capital gains it received during the taxable year, to designate in a notice mailed to shareholders within 60 days of the end of the taxable year, or in a notice mailed with its annual report for the taxable year, such amount of such gains which its shareholders are to include in their taxable income as long-term capital gains. Thus, if Archstone-Smith made this designation, its shareholders would include in their income as long-term capital gains their proportionate share of the undistributed net capital gains as designated by Archstone-Smith and Archstone-Smith would have to pay the tax on such gains within 30 days of the close of its taxable year. Each of its shareholders would be deemed to have paid the shareholder’s share of the tax paid by Archstone-Smith on such gains, which tax would be credited or refunded to the shareholder. A shareholder would increase his tax basis in his shares by the difference between the amount of income to the holder resulting from the designation less the holder’s credit or refund for the tax paid by Archstone-Smith.

Archstone-Smith intends to make timely distributions sufficient to satisfy the annual distribution requirements. In this regard, the declaration of trust of the Operating Trust authorizes Archstone-Smith in its capacity as trustee to take the steps as may be necessary to cause the Operating Trust to distribute to its unitholders an amount sufficient to permit Archstone-Smith to meet the distribution requirements. It is possible that Archstone-Smith may not have sufficient cash or other liquid assets to meet the 90% distribution requirement due to timing differences between the actual receipt of income and actual payment of expenses on the one hand, and the inclusion of such income and deduction of such expenses in computing its REIT taxable income on the other hand. Additionally, this may be due to the Operating Trust’s inability to control cash distributions from any properties over which it does not have decision making control, or for other reasons.

To avoid any problem with the 90% distribution requirement, Archstone-Smith will closely monitor the relationship between its REIT taxable income and cash flow and, if necessary, intend to borrow funds or cause the Operating Trust or other affiliates to borrow funds in order to satisfy the distribution requirement. However, there can be no assurance that such borrowing would be available at such time.

Distributions must generally be made during the taxable year to which they relate. Dividends may be paid in the following year in two circumstances. First, dividends may be declared in the following year if the dividends are declared before Archstone-Smith timely files its tax return for the year and if made before the first regular dividend payment made after such declaration. Second, if Archstone-Smith declares a dividend in October, November, or December of any year with a record date in one of these months and pay the dividend on or before January 31 of the following year, Archstone-Smith will be treated as having paid the dividend on December 31 of the year in which the dividend was declared. To the extent that Archstone-Smith does not distribute all of its net capital gain or if Archstone-Smith distributes at least 90%, but less than 100% of its REIT taxable income, as adjusted, Archstone-Smith will be subject to tax on the undistributed amount at regular capital gains or ordinary corporate tax rates, as the case may be.

If Archstone-Smith fails to meet the 90% distribution requirement as a result of an adjustment to its tax return by the IRS, Archstone-Smith may retroactively cure the failure by paying a “deficiency dividend,” plus applicable penalties and interest, within a specified period.

Tax aspects of its investments in partnerships

Archstone-Smith holds units in the Operating Trust. For federal income tax purposes, the Operating Trust is classified as a partnership. In general, a partnership is a “pass-through” entity which is not subject to federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are potentially subject to tax thereon, without regard to whether the partner received a distribution from the partnership. Archstone-Smith includes its proportionate share of the foregoing partnership items for purposes of the various REIT gross income tests and in the computation of its REIT taxable income. See “—Taxation of Archstone-Smith—General” and “—Taxation of Archstone-Smith—Gross income tests.”

Each partner’s share of a partnership’s tax attributes is determined in accordance with the declaration of trust of the Operating Trust, although the allocations will be adjusted for tax purposes if they do not comply with the technical provisions of Internal Revenue Code section 704(b) and the regulations under Internal Revenue Code section 704(b). The Operating Trust’s allocation of tax attributes is intended to comply with these provisions. Notwithstanding these allocation provisions, for purposes of complying with the gross income and asset tests discussed above, Archstone-Smith is deemed to own its proportionate share of each of the assets of the partnership and is deemed to have received a share of the income of the partnership based on its capital interest in the Operating Trust. Accordingly, any increase in its REIT taxable income from its interest in the Operating Trust, whether or not a corresponding cash distribution is also received from the Operating Trust, will increase its distribution requirements. However, this income will not be subject to federal income tax in its hands if Archstone-Smith distributes an amount equal to such additional income to its shareholders. Moreover, for purposes of the REIT asset tests, Archstone-Smith includes its proportionate share of assets held by the Operating Trust. See “Taxation of Archstone-Smith—Annual distribution requirements” and “—Taxation of Archstone-Smith—Asset tests.”

Entity Classification

Based on its representations that the Operating Trust satisfies the conditions to avoid classification as a “publicly traded partnership” under the Internal Revenue Code, in the opinion of Mayer, Brown, Rowe & Maw, under existing federal income tax law and regulations, the Operating Trust is treated for federal income tax purposes as a partnership, and not as an association taxable as a corporation. The opinion, however, is not binding on the Internal Revenue Service.

Tax Allocations with Respect to Book-Tax Difference on Contributed Properties

Under section 704(c) of the Internal Revenue Code, income, gain, loss and deductions attributable to appreciated or depreciated property that is contributed to a partnership must be allocated for federal income tax purposes in a manner such that the contributor is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of contribution. The amount of unrealized gain or unrealized loss generally is equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of the property at the time of contribution, which is referred to as the book-tax difference. A book-tax difference also can exist with respect to an asset that has not appreciated or depreciated in economic terms if that asset has been depreciated for tax purposes. At the time of the Smith Merger, a substantial book-tax difference existed with respect to the assets owned by Smith Partnership, particularly those that Smith Partnership previously acquired in exchange for its units.

The declaration of trust of the Operating Trust requires allocations of income, gain, loss and deductions attributable to the properties with respect to which there is book-tax difference be made in a manner that is consistent with section 704(c) of the Internal Revenue Code. Treasury regulations under section 704(c) require partnerships to use a reasonable method for allocation of items affected by section 704(c) of the Internal Revenue Code. That determination could have differing timing and other effects on Archstone-Smith. The Operating Trust agreed to use the traditional method with respect to the Smith Partnership properties acquired in the merger of Smith Partnership with Archstone, one of the three methods outlined by the Treasury regulations under section 704(c), except to the extent required under a pre-existing agreement to use another method, which requirement is not waived.

Under the traditional method, former Smith Partnership unitholders, including Archstone-Smith as successor to Smith Residential, are allocated less depreciation and, therefore, more income with respect to the assets owned by Smith Partnership prior to the partnership merger. The effects of these allocations are different for different Smith Partnership unitholders and depend upon which, if any, properties those unitholders originally contributed to Smith Partnership and the amount of depreciation, if any, that remains to be claimed with respect to these properties. These reduced allocations of depreciation and increased allocations of income are offset at least in part by increased allocations of depreciation and reduced allocations of income with respect to properties owned by the Operating Trust before the partnership merger.

In order to offset the effect of certain ceiling rule disparities, the Operating Trust will make a special curative allocation of taxable income each year through 2028 to the former Smith Partnership unitholders in an amount per unit of the Operating Trust held by such former holders equal to $5,000,000 divided by the number of the Operating Trust units held by the former Smith Partnership unitholders immediately following the partnership merger. A ceiling rule disparity will generally exist if the aggregate amount of deductions for federal income tax purposes attributable to any of the Smith Partnership properties for any year is less than the amount of depreciation attributable to such Smith partnership property for such year computed based on the fair market value of such Smith Partnership property at the time of the partnership merger. Accordingly, in addition to the effects of the traditional method described above, each former Smith Partnership unitholder who continues to own the Operating Trust units following the partnership merger will be allocated income each year as a result of these special curative allocations in addition to income allocated in proportion to their respective percentage ownership interests in the Operating Trust, even though its cash flow is distributed proportionately among all of the Operating Trust’s unitholders.

To the extent there exists any remaining book-tax difference at the time of a taxable disposition of a Smith Partnership property, the Operating Trust will make a special curative allocation of income for federal income tax purposes to former Smith Partnership unitholders to offset the remaining book-tax disparity with respect to such property, even though the proceeds of the sale will be allocated proportionately among all of the Operating Trust’s unitholders. Conversely, any book-tax difference remaining in an existing Archstone property at the time of a taxable disposition of such property is allocated to Archstone-Smith and not to the former Smith Partnership unitholders. The amount of gain allocated to specific former Smith Partnership unitholders with respect to Smith Partnership assets would depend upon a number of variables, including the book-tax difference that existed with respect to such assets within Smith Partnership before the partnership merger; whether the former Smith Partnership unitholder owns units issued in exchange for the contribution of that asset to Smith Partnership; the amount of the additional book-tax difference that was created as a result of the partnership merger with respect to the asset; and the amount of the book-tax difference with respect to that asset that has been amortized since the partnership merger and before the sale of the asset through the special allocations of depreciation deductions described above.

The declaration of trust of the Operating Trust also requires that any gain allocated to the Operating Trust’s unitholders upon the sale or other taxable disposition of any of the Operating Trust’s assets must, to the extent possible after taking into account other required allocations of gain, be characterized as recapture income in the same proportions and to the same extent as the unitholders previously have been allocated any deductions directly or indirectly giving rise to the treatment of the gains as recapture income.

Liquidation of the Operating Trust

If the Operating Trust liquidates and dissolves, a distribution of the Operating Trust property other than money generally will not result in taxable gain to the Operating Trust unitholder, except to the extent provided in sections 704(c)(1)(B), 731(c) and 737 of the Internal Revenue Code. The basis of any property distributed to the Operating Trust unitholder will equal the adjusted basis of the unitholders’ Operating Trust units, reduced by any money distributed in liquidation. A distribution of money upon the liquidation of the Operating Trust, however, will be taxable to the Operating Trust unitholder to the extent that the amount of money distributed in liquidation, including any deemed distributions of cash as a result of a reduction in the unitholder’s share of partnership liabilities, exceeds the unitholder’s tax basis in its Operating Trust units. If Archstone-Smith issued its shares of beneficial interest to the Operating Trust unitholders upon the liquidation of the Operating Trust, it is likely that each Operating Trust unitholder would be treated as if it had exchanged its Operating Trust units for Archstone-Smith shares and the unitholder would recognize gain or loss as if its Operating Trust units were sold in a fully taxable exchange.

Sale of Properties

Its share of any gain realized by the Operating Trust on the sale of any “dealer property” generally will be treated as income from a prohibited transaction that is subject to 100% penalty tax. See “—Taxation of Archstone-Smith—General” and “—Taxation of Archstone-Smith—Gross income tests—The 95% Test.” Under existing law, whether property is dealer property is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. Archstone-Smith intends to hold, and, to the extent within its control, to have any joint venture to which the Operating Trust is a partner hold, properties for investment with a view to long-term appreciation, to engage in the business of acquiring, owning, operating and developing the properties, and to make sales of its properties and other properties acquired subsequent to the date hereof as are consistent with its investment objectives. Based upon its investment objectives, Archstone-Smith believes that overall, its properties should not be considered dealer property and that the amount of income from prohibited transactions, if any, will not be material.

Failure to qualify

If Archstone-Smith fails to qualify for taxation as a REIT in any taxable year and certain relief provisions do not apply, Archstone-Smith will be subject to tax, including applicable alternative minimum tax, on its taxable income at regular corporate rates. Distributions to shareholders in any year in which Archstone-Smith fails to qualify as a REIT will not be deductible by Archstone-Smith, nor generally will they be required to be made under the Internal Revenue Code. In such event, to the extent of current and accumulated earnings and profits, all distributions to shareholders will be taxable as ordinary income, and subject to limitations in the Internal Revenue Code, corporate distributees may be eligible for the dividends-received deduction. Unless entitled to relief under specific statutory provisions, Archstone-Smith also will be disqualified from re-electing taxation as a REIT for the four taxable years following the year during which qualification was lost.

Taxation of Its Shareholders

Taxation of taxable domestic shareholders

As long as Archstone-Smith qualifies as a REIT, distributions made to its taxable domestic shareholders out of current or accumulated earnings and profits, and not designated as capital gain dividends, will be taken into account by them as ordinary income and will not be eligible for the dividends-received deduction for corporations. Distributions and undistributed amounts that are designated as capital gain dividends will be taxed as long-term capital gains, to the extent they do not exceed Archstone-Smith’s actual net capital gain for the taxable year, without regard to the period for which the shareholder has held its shares. However, corporate shareholders may be required to treat up to 20% of some capital gain dividends as ordinary income. To the extent that Archstone-Smith makes distributions in excess of current and accumulated earnings and profits, these distributions are treated first as a tax-free return of capital to its shareholders, reducing the tax basis of a shareholder’s shares by the amount of such distribution, but not below zero, with distributions in excess of the shareholder’s tax basis taxable as capital gains, if the shares are held as a capital asset. In addition, any dividend declared by Archstone-Smith in October, November or December of any year and payable to a shareholder of record on a specific date in any such month shall be treated as both paid by Archstone-Smith and received by the shareholder on December 31 of such year, provided that the dividend is actually paid by Archstone-Smith during January of the following calendar year. Shareholders may not include in their individual income tax returns any of its net operating losses or capital losses. Federal income tax rules may also require that certain minimum tax adjustments and preferences be apportioned to its shareholders.

In general, any loss upon a sale or exchange of shares by a shareholder who has held such shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss, to the extent of distributions required to be treated by such shareholder as long-term capital gains.

Gain from the sale or exchange of shares held for more than one year is taxed at a maximum capital gain rate of 20%. A lower capital gain rate may be applied if a holder is acquiring, or is treated as acquiring, such shares after December 31, 2000, and holds such shares more than five years. Pursuant to Internal Revenue Service guidance, Archstone-Smith may classify portions of its capital gain dividends as gains eligible for the 20% capital gains rate or as unrecaptured Internal Revenue Code section 1250 gain taxable at a maximum rate of 25%.

Shareholders should consult their tax advisor with respect to taxation of capital gains and capital gain dividends and with regard to state, local and foreign taxes on capital gains.

Backup withholding

Archstone-Smith will report to its domestic shareholders and to the Internal Revenue Service the amount of distributions paid during each calendar year, and the amount of tax withheld, if any, with respect to the paid distributions. Under the backup withholding rules, a shareholder may be subject to backup withholding at applicable rates with respect to distributions paid unless such shareholder is a corporation or comes within other exempt categories and, when required, demonstrates this fact or provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A shareholder that does not provide Archstone-Smith with its correct taxpayer identification number may also be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding will be credited against the shareholder’s income tax liability. In addition, Archstone-Smith may be required to withhold a portion of capital gain distributions made to any shareholders who fail to certify their non-foreign status to Archstone-Smith.

Taxation of tax-exempt shareholders

The Internal Revenue Service has issued a revenue ruling in which it held that amounts distributed by a REIT to a tax-exempt employees’ pension trust do not constitute unrelated business taxable income. Subject to the discussion below regarding a “pension-held REIT,” based upon the ruling, the analysis in the ruling and the statutory framework of the Internal Revenue Code, distributions to a shareholder that is a tax-exempt entity should also not constitute unrelated business taxable income, provided that the tax-exempt entity has not financed the acquisition of its shares with “acquisition indebtedness” within the meaning of the Internal Revenue Code, that the shares are not otherwise used in an unrelated trade or business of the tax-exempt entity, and that Archstone-Smith, consistent with its present intent, does not hold a residual interest in a real estate mortgage investment conduit.

However, if any pension or other retirement trust that qualifies under section 401(a) of the Internal Revenue Code holds more than 10% by value of the interests in a “pension-held REIT” at any time during a taxable year, a portion of the dividends paid to the qualified pension trust by such REIT may constitute unrelated business taxable income. For these purposes, a “pension-held REIT” is defined as a REIT if such REIT would not have qualified as a REIT but for the provisions of the Internal Revenue Code which look through such a qualified pension trust in determining ownership of stock of the REIT and at least one qualified pension trust holds more than 25% by value of the interests of such REIT or one or more qualified pension trusts (each owning more than a 10% interest by value in the REIT) hold in the aggregate more than 50% by value of the interests in such REIT.

Taxation of foreign shareholders

Archstone-Smith qualifies as a “domestically controlled REIT” so long as less than 50% in value of its shares is held by foreign persons, for example, nonresident aliens and foreign corporations, partnerships, trusts and estates. Under these circumstances, gain from the sale of shares by a foreign person should not be subject to U.S. taxation, unless such gain is effectively connected with such person’s U.S. business or, in the case of an individual foreign person, such person is present within the U.S. for more than 182 days in such taxable year.

Distributions of cash generated by its real estate operations, but not by the sale or exchange of its communities, that are paid to foreign persons generally will be subject to U.S. withholding tax at a rate of 30%, unless an applicable tax treaty reduces that tax and the foreign shareholder files with Archstone-Smith the required form evidencing such lower rate or unless the foreign shareholder files an Internal Revenue Service Form W-8ECI with Archstone-Smith claiming that the distribution is “effectively connected” income. Under applicable Treasury Regulations, foreign shareholders generally must provide the Internal Revenue Service Form W-8ECI beginning January 1, 2000 and every three years thereafter unless the information on the form changes before that date.

Distributions of proceeds attributable to the sale or exchange by Archstone-Smith of U.S. real property interests are subject to income and withholding taxes pursuant to the Foreign Investment in Real Property Tax Act of 1980, and may be subject to branch profits tax in the hands of a shareholder which is a foreign corporation if it is not entitled to treaty relief or exemption. Archstone-Smith is required by applicable Treasury Regulations to withhold 35% of any distribution to a foreign person that could be designated by Archstone-Smith as a capital gain dividend; this amount is creditable against the foreign shareholder’s Foreign Investment in Real Property Tax Act tax liability.

The federal income taxation of foreign persons is a highly complex matter that may be affected by many other considerations. Accordingly, foreign investors should consult their own advisors regarding the income and withholding tax considerations with respect to their investment.

Other Tax Considerations

Investments in taxable REIT subsidiaries

Several issuers have elected to be treated as taxable REIT subsidiaries of Archstone-Smith effective January 1, 2001 and additional issuers have become taxable REIT subsidiaries of Archstone-Smith as a result of the Smith Merger. As taxable REIT subsidiaries of Archstone-Smith, these entities will pay federal and state income taxes at the full applicable corporate rates on their income prior to payment of any dividends. Such taxable REIT subsidiaries will attempt to minimize the amount of such taxes, but there can be no assurance whether or the extent to which measures taken to minimize taxes will be successful. To the extent a taxable REIT subsidiary of Archstone-Smith is required to pay federal, state or local taxes, the cash available for distribution by such taxable REIT subsidiary to its shareholders will be reduced accordingly.

Taxable REIT subsidiaries are subject to full corporate level taxation on their earnings, but are permitted to engage in certain types of activities, which cannot be performed directly by REITs without jeopardizing their

REIT status. Taxable REIT subsidiaries are subject to limitations on the deductibility of payments made to the associated REIT which could materially increase the taxable income of the taxable REIT subsidiary and are subject to prohibited transaction taxes on certain other payments made to the associated REIT. Archstone-Smith will be subject to a tax of 100% on the amount of any rents from real property, deductions or excess interest paid by any of its taxable REIT subsidiaries to Archstone-Smith that would be reduced through reapportionment under Internal Revenue Code section 482 in order to more clearly reflect income of the taxable REIT subsidiary.

Under the taxable REIT subsidiary provision, Archstone-Smith and any entity treated as a corporation for tax purposes in which Archstone-Smith owns an interest are allowed to jointly elect to treat such entity as a “taxable REIT subsidiary.” In addition, if a taxable REIT subsidiary of Archstone-Smith owns, directly or indirectly, securities representing 35% or more of the vote or value of an entity treated as a corporation for tax purposes, that subsidiary will also be treated as a subsidiary of Archstone-Smith. As described above, taxable REIT subsidiary elections have been made for certain entities in which Archstone-Smith owns an interest. Additional taxable REIT subsidiary elections may be made in the future for additional entities in which Archstone-Smith owns an interest.

Tax on built-in gain

If Archstone-Smith acquires any assets from a taxable “C” corporation in a carry-over basis transaction, Archstone-Smith could be liable for specified liabilities that are inherited from the “C” corporation. If Archstone- Smith recognizes gain on the disposition of such assets during the 10 year period beginning on the date on which such assets were acquired by Archstone-Smith, then to the extent of such assets’ “built-in gain” (i.e., the excess of the fair market value of such asset at the time of the acquisition by Archstone-Smith over the adjusted basis in such asset, determined at the time of such acquisition), Archstone-Smith will be subject to tax on such gain at the highest regular corporate rate applicable. The results described herein with respect to the recognition of built-in gain assume that Archstone-Smith made or will make an election pursuant to Notice 88-19 or Treasury regulations that were promulgated in 2000. Because Smith Residential acquired assets from a “C” corporation in a carry-over basis transaction in 1999 and made the required election with respect to any built-in gain, Archstone-Smith inherited such election.

Possible legislative or other actions affecting tax consequences

Prospective shareholders should recognize that the present federal income tax treatment of an investment in Archstone-Smith may be modified by legislative, judicial or administrative action at any time and that any such action may affect investments and commitments previously made. The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the Internal Revenue Service and the Treasury Department, resulting in revisions of regulations and revised interpretations of established concepts as well as statutory changes. Revisions in federal tax laws and interpretations of these laws could adversely affect the tax consequences of an investment in Archstone-Smith.

State and local taxes

Archstone-Smith and its shareholders may be subject to state or local taxation in various jurisdictions, including those in which Archstone-Smith or they transact business or reside. The state and local tax treatment of Archstone-Smith and its shareholders may not conform to the federal income tax consequences discussed above. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the common shares.

You are advised to consult with your own tax advisor regarding the specific tax consequences to you of the ownership and sales of common shares, including the federal, state, local, foreign, and other tax consequences of such ownership, sale and election and of potential changes in applicable tax laws.

PLAN OF DISTRIBUTION

We may sell the offered securities to one or more underwriters or dealers for public offering and sale by them or may sell the offered securities to investors directly or through agents, which agents may be affiliated with us. Any underwriter, dealer or agent involved in the offer and sale of the offered securities will be named in the applicable prospectus supplement.

The distribution of the offered securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at prices related to the prevailing market prices at the time of sale or at negotiated prices (any of which may represent a discount from the prevailing market price). We also may, from time to time, authorize underwriters acting as our agents to offer and sell the offered securities upon the terms and conditions set forth in the applicable prospectus supplement. In connection with the sale of offered securities, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of offered securities for whom they may act as agent. Underwriters may sell offered securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

Any underwriting compensation paid by us to underwriters or agents in connection with the offering of offered securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of the offered securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the offered securities may be deemed to be underwriting discounts and commissions, under the Securities Act of 1933. Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification against and contribution toward various civil liabilities, including liabilities under the Securities Act of 1933. Any such indemnification agreements will be described in the applicable prospectus supplement.

If so indicated in the applicable prospectus supplement, we will authorize dealers acting as our agents to solicit offers by various institutions to purchase offered securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in the prospectus supplement. Each delayed delivery contract will be for an amount not less than, and the aggregate principal amount of offered securities sold pursuant to delayed delivery contracts will be not less nor more than, the respective amounts stated in the applicable prospectus supplement. Institutions with whom delayed delivery contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions but will in all cases be subject to our approval. Delayed delivery contracts will not be subject to any conditions except:

(1)
the purchase by an institution of the offered securities covered by its delayed delivery contracts will not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which the institution is subject; and

(2)
if the offered securities are being sold to underwriters, we shall have sold to the underwriters the total principal amount of the offered securities less the principal amount thereof covered by delayed delivery contracts.

Some of the underwriters and their affiliates may be customers of, engage in transactions with and perform services for us and our subsidiaries in the ordinary course of business.

WHERE YOU CAN FIND MORE INFORMATION

Archstone-Smith has filed with the Securities and Exchange Commission a registration statement on Form S-3 of which this prospectus forms a part. The registration statement, including the attached exhibits and schedules, contains additional relevant information about common shares. The rules and regulations of the Securities and Exchange Commission allow us to omit specified information included in the registration statement from this prospectus. In addition, Archstone-Smith files reports, proxy statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. You may read and copy any of this information at the following location of the Securities and Exchange Commission:

Public Reference Room
450 Fifth Street, N.W.
Room 1024
Washington, D.C.20549

You may obtain information on the operation of the Securities and Exchange Commission’s Public Reference Room by calling the Commission at 1-800-SEC-0330.

The Securities and Exchange Commission also maintains an Internet web site that contains reports, proxy statements and other information regarding issuers, including Archstone-Smith, who file electronically with the Securities and Exchange Commission. The address of that site is http://www.sec.gov. Reports, proxy statements and other information concerning Archstone-Smith may also be inspected at the offices of the New York Stock Exchange, which are located at 20 Broad Street, New York, New York 10005.

The Securities and Exchange Commission allows Archstone-Smith to “incorporate by reference” information in this document, which means that Archstone-Smith can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is considered to be a part of this prospectus, except for any information that is superseded by information included directly in this document.

The documents listed below that either Archstone-Smith has previously filed with the Securities and Exchange Commission (file no. 1-16755) are considered to be a part of this prospectus. They contain important business and financial information about Archstone-Smith that is not included in or delivered with this document.

2001 Annual Report on Form 10-K	Filed on March 29, 2002
Quarterly Report on Form 10-Q	Filed May 15, 2002
Registration Statements on Form 8-A
Filed with respect to, and setting forth the descriptions of, Archstone-Smith common and preferred shares and the related preferred share purchase rights, including any amendments or reports filed for the purpose of updating such description

All documents subsequently filed by Archstone-Smith pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering made hereby will be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of filing of those documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein, or in any subsequently filed document which is incorporated or is deemed to be incorporated by reference herein, modifies or supersedes that statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Archstone-Smith will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request of that person, a copy of any and all of the information which has been incorporated by reference in this prospectus (not including exhibits to that information unless those exhibits are specifically incorporated by reference in that information). Requests should be directed to Archstone-Smith Trust, 9200 E. Panorama Circle, Suite 400, Englewood, Colorado 80112, Attention: Secretary, telephone number: (303) 708-5959.

EXPERTS

The consolidated financial statements and schedule of Archstone-Smith Trust (successor registrant to Archstone Trust) as of December 31, 2001 and 2000, and for each of the years in the three-year period ended December 31, 2001, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

With respect to the unaudited interim financial information of Archstone-Smith Trust for the periods ended March 31, 2002 and 2001, incorporated by reference herein, the independent accountants have reported that they applied limited procedures in accordance with professional standards for a review of such information. However, their separate report included in Archstone-Smith Trust’s quarterly report on Form 10-Q for the quarter ended March 31, 2002, incorporated by reference herein, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited interim financial information because that report is not a “report” or a “part” of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Securities Act of 1933.

LEGAL MATTERS

The validity of the common shares and preferred shares offered pursuant to this prospectus will be passed on for Archstone-Smith by Mayer, Brown, Rowe & Maw, Chicago, Illinois. Mayer, Brown, Rowe & Maw has in the past represented and is currently representing us and various of our affiliates.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution.

The following table sets forth the estimated expenses in connection with the issuance and distribution of the securities registered hereby, all of which will be paid, or have been paid in connection with a different registration statement, by the Registrant:

SEC registration fee	$46,000
New York Stock Exchange Listing fee	70,000
Printing and duplicating expenses	200,000
Legal fees and expenses	150,000
Accounting fees and expenses	75,000
Miscellaneous expenses	20,000

Total	$561,000

Item 15.    Indemnification of Directors and Officers.

Article IV, Section 10 of the registrant’s Amended and Restated Declaration of Trust provides as follows with respect to indemnification of Trustees:

“The Trust shall indemnify each Trustee, to the fullest extent permitted by Maryland law, as amended from time to time, in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she was a Trustee of the Trust or is or was serving at the request of the Trust as a director, trustee, officer, partner, manager, member, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, limited liability company, other enterprise or employee benefit plan, from all claims and liabilities to which such person may become subject by reason of service in such capacity and shall pay or reimburse reasonable expenses, as such expenses are incurred, of each Trustee in connection with any such proceedings.”

Article IV, Section 9 of the registrant’s Amended and Restated Declaration of Trust provides as follows with respect to the limitation of liability of Trustees:

“To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of trustees of a real estate investment trust, no Trustee of the Trust shall be liable to the Trust or to any Shareholder for money damages. Neither the amendment nor repeal of this Section 9, nor the adoption or amendment of any other provision of this Declaration of Trust inconsistent with this Section 9, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption. In the absence of any Maryland statute limiting the liability of trustees of a Maryland real estate investment trust for money damages in a suit by or on behalf of the Trust or by any Shareholder, no Trustee of the Trust shall be liable to the Trust or to any Shareholder for money damages except to the extent that (i) the Trustee actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received; or (ii) a judgment or other final adjudication adverse to the Trustee is entered in a proceeding based on a finding in the proceeding that the Trustee’s action or failure to act was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.”

Article VIII, Section 2 of the registrant’s Amended and Restated Declaration of Trust provides as follows with respect to the indemnification of officers and employees:

“The Trust shall indemnify each officer and employee, and shall have the power to indemnify each agent, of the Trust to the fullest extent permitted by Maryland law, as amended from time to time, in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she was an officer, employee or agent of the Trust or is or was serving at the request of the Trust as a director, trustee, officer, partner, manager, member, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, limited liability company, other enterprise or employee benefit plan, from all claims and liabilities to which such person may become subject by reason of service in such capacity and shall pay or reimburse reasonable expenses, as such expenses are incurred, of each officer, employee or agent in connection with any such proceedings.”

Article VIII, Section 1 of the registrant’s Amended and Restated Declaration of Trust provides as follows with respect to the limitation of liability of officers:

“To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of officers of a real estate investment trust, no officer of the Trust shall be liable to the Trust or to any Shareholder for money damages. Neither the amendment nor repeal of this Section 1, nor the adoption or amendment of any other provision of this Declaration of Trust inconsistent with this Section 1, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption. In the absence of any Maryland statute limiting the liability of officers of a Maryland real estate investment trust for money damages in a suit by or on behalf of the Trust or by any Shareholder, no officer of the Trust shall be liable to the Trust or to any Shareholder for money damages except to the extent that (i) the officer actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received; or (ii) a judgment or other final adjudication adverse to the officer is entered in a proceeding based on a finding in the proceeding that the officer’s action or failure to act was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.”

The registrant has entered into indemnity agreements with each of its officers and Trustees which provide for reimbursement of all expenses and liabilities of such officer or Trustee arising out of any lawsuit or claim against such officer or Trustee due to the fact that he was or is serving as an officer or Trustee, except for such liabilities and expenses (a) the payment of which is judicially determined to be unlawful, (b) relating to claims under Section 16(b) of the Securities Exchange Act of 1934, or (c) relating to judicially determined criminal violations.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to trustees, officers or persons controlling Archstone-Smith under the foregoing provisions, Archstone-Smith has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 16.    Exhibits.

See the Index to Exhibits, which is hereby incorporated herein by reference.

Item 17.    Undertakings.

The undersigned Registrant hereby undertakes:

(a)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(b)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of any subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

The undersigned registrant hereby undertakes that: (a) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective; (b) for the purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions set forth or described in Item 15 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the

Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Englewood, State of Colorado on the 24th day of May, 2002.

ARCHSTONE-SMITH TRUST

By:	/s/ R. SCOT SELLERS

R. Scot Sellers Chairman and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned trustees and officers of Archstone-Smith Trust, hereby constitutes and appoints R. Scot Sellers, Charles E. Mueller, Jr., Mark A. Schumacher and Caroline Brower, and each and any of them, his or her true and lawful attorneys-in-fact and agents, for him or her and in his or her name, place and stead, in any and all capacities, with full power to act alone, to sign any and all amendments to this registration statement (including any post-effective amendment and any registration statement to be filed with the Securities and Exchange Commission pursuant to Rule 462(b)), and to file each such amendment to this registration statement or registration statement pursuant to Rule 462(b), with all exhibits thereto, and any and all documents in connection therewith, with the Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform any and all acts and things requisite and necessary to be done in an about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ R. SCOT SELLERS R. Scot Sellers	Chairman and Chief Executive Officer (Principal Executive Officer)	May 24, 2002

/s/ CHARLES E. MUELLER, JR. Charles E. Mueller, Jr.	Chief Financial Officer (Principal Financial Officer)	May 24, 2002

/s/ MARK A. SCHUMACHER Mark A. Schumacher	Controller and Senior Vice President (Principal Accounting Officer)	May 24, 2002

/s/ JAMES A. CARDWELL James A. Cardwell	Trustee	May 24, 2002

/s/ NED S. HOLMES Ned S. Holmes	Trustee	May 24, 2002

/s/ JAMES H. POLK, III James H. Polk, III	Trustee	May 24, 2002

/s/ JOHN M. RICHMAN John M. Richman	Trustee	May 24, 2002

/s/ JOHN C. SCHWEITZER John C. Schweitzer	Trustee	May 24, 2002

/s/ ROBERT H. SMITH Robert H. Smith	Trustee	May 24, 2002

/s/ ROBERT P. KOGOD Robert P. Kogod	Trustee	May 24, 2002

/s/ ERNEST A. GERARDI Ernest A. Gerardi	Trustee	May 24, 2002

INDEX TO EXHIBITS

Exhibit Number	Document Description

4.1	Amended and Restated Declaration of Trust of Archstone-Smith Trust (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on November 1, 2001).

4.2	Amended and Restated Bylaws of Archstone-Smith Trust (incorporated by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K filed with the SEC on November 1, 2001).

4.3
Rights Agreement, dated as of August 31, 2001, by and between Archstone-Smith Trust and Mellon Investor Services LLC, including the form of rights certificate (incorporated by reference to Exhibit 3.13 to the Registrant’s Registration Statement on Form S-4 (File No. 333-63734)).

4.4
Form of Archstone-Smith Trust common share of beneficial ownership share certificate (incorporated by reference to Exhibit 3.3 to the Registrant’s Registration Statement on Form S-4 (File No. 333-63734)).

4.5
Form of Archstone-Smith Trust share certificate for Series A Preferred Shares (incorporated by reference to Exhibit 3.4 to Archstone-Smith Trust’s Registration Statement on Form S-4 (File No. 333-63734))

4.6
Form of Archstone-Smith Trust share certificate for Series C Preferred Shares (incorporated by reference to Exhibit 3.5 to Archstone-Smith Trust’s Registration Statement on Form S-4 (File No. 333-63734))

4.7
Form of Archstone-Smith Trust share certificate for Series D Preferred Shares (incorporated by reference to Exhibit 3.6 to Archstone-Smith Trust’s Registration Statement on Form S-4 (File No. 333-63734))

4.8
Form of Archstone-Smith Trust share certificate for Series H Preferred Shares (incorporated by reference to Exhibit 3.7 to Archstone-Smith Trust’s Registration Statement on Form S-4 (File No. 333-63734))

4.9
Form of Archstone-Smith Trust share certificate for Series I Preferred Shares (incorporated by reference to Exhibit 3.8 to Archstone-Smith Trust’s Registration Statement on Form S-4 (File No. 333-63734))

4.10
Form of Archstone-Smith Trust share certificate for Series J Preferred Shares (incorporated by reference to Exhibit 3.9 to Archstone-Smith Trust’s Registration Statement on Form S-4 (File No. 333-63734))

4.11
Form of Archstone-Smith Trust share certificate for Series K Preferred Shares (incorporated by reference to Exhibit 3.10 to Archstone-Smith Trust’s Registration Statement on Form S-4 (File No. 333-63734))

4.12
Form of Archstone-Smith Trust share certificate for Series L Preferred Shares (incorporated by reference to Exhibit 3.11 to Archstone-Smith Trust’s Registration Statement on Form S-4 (File No. 333-63734))

5	Opinion of Mayer, Brown, Rowe & Maw as to the legality of the securities offered.

8	Opinion of Mayer, Brown, Rowe & Maw as to certain tax matters.

15	Letter from KPMG LLP as to unaudited interim financial information.

23.1	Consent of KPMG LLP.

23.2	Consent of Mayer, Brown, Rowe & Maw (included in Exhibits 5 and 8).

24	Power of Attorney (included on the signature pages hereto)